AMENDMENT NO. 7 TO SHAREHOLDER SERVICES AGREEMENT

This AMENDMENT NO. 7 TO SHAREHOLDER SERVICES AGREEMENT (“Amendment”) is made and entered into as of March 20, 2014 by and among PRINCIPAL LIFE INSURANCE COMPANY (“PLIC”), PRINCIPAL NATIONAL LIFE INSURANCE COMPANY (together with PLIC, the “Company”), AMERICAN CENTURY INVESTMENT MANAGEMENT (“ACIM”), and AMERICAN CENTURY INVESTMENT SERVICES (“ACIS”). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement (defined below).

RECITALS

WHEREAS, the Company, ACIM, and ACIS are parties to a certain Shareholder Services Agreement, dated as of April 1, 1999, as amended May 1, 2001, May 1, 2002, May 1, 2004, October 13, 2005, June 1, 2011, and November 1, 2011 (the “Agreement”);

WHEREAS, the parties desire to make Class II of the VP Capital Appreciation Fund available as an additional investment option under the Contracts; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties agree as follows:

1.Available Funds. The second “WHEREAS” clause of the Agreement (as set forth in Section 1 of Amendment No. 4, dated October 13, 2005) is hereby deleted in its entirety and replaced with the following language:

WHEREAS, the Company wishes to make available as investment options under the Contracts Class I of the VP Balanced Fund, VP Value Fund, VP Capital Appreciation Fund, VP Income & Growth Fund, VP International Fund, VP Ultra, and VP Vista Fund, and Class II of the VP Value Fund, VP Income & Growth Fund, VP International Fund, VP Ultra Fund, VP Large Company Value Fund, VP Inflation Protection Fund, VP Vista Fund, VP Mid Cap Value Fund, and VP Capital Appreciation Fund (the “Funds”), each of which is a series of mutual fund shares registered under the Investment Company Act of 1940, as amended, and issued by American Century Variable Portfolios, Inc. and/or American Century Variable Portfolios II, Inc. (collectively, the “Issuer”); and

2.Compensation and Expenses. With the addition of Class II of the VP Capital Appreciation Fund, the compensation terms as set forth in the Agreement (as currently amended by Amendment No. 3, dated May 1, 2004), shall remain unchanged.

3.Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.

4.Full Force and Effect. Except as expressly supplemented, amended, or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

5.Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

AMERICAN CENTURY	PRINCIPAL LIFE INSURANCE
INVESTMENT MANAGEMENT, INC.	COMPANY

By: /s/Otis H. Cowan	By: /s/Sara Wiener
Name: Otis H. Cowan	Name: Sara Wiener
Title: Vice President	Title: AVP - Annuity Life Management

AMERICAN CENTURY INVESTMENT	PRINCIPAL NATIONAL
SERVICES, INC.	LIFE INSURANCE COMPANY

By: /s/Cindy A. Johnson	By: /s/Sara Wiener
Name: Cindy A. Johnson	Name: Sara Wiener
Title: Vice President	Title: AVP - Annuity Life Management